EXHIBIT 5(B)

                            THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW
SAN FRANCISCO                 40 WEST 57TH STREET
WASHINGTON, D.C.            NEW YORK, NY 10019-4097
LOS ANGELES          TEL (212) 603-2000 FAX (212) 603-2001
SILICON VALLEY                www.thelenreid.com
MORRISTOWN, N.J.


                                                              December 19, 2001



FPL Group, Inc.
FPL Group Capital Inc
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

         As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), we have participated in the preparation of a joint registration statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act") on or about the date hereof (the "Registration Statement"), in connection with the proposed offering of up to $2,000,000,000 aggregate amount of (i) FPL Group Capital's unsecured debt securities ("Debentures"); (ii) FPL Group's guarantee relating to the Debentures ("Guarantee"); (iii) shares of FPL Group's common stock, $.01 par value ("Common Stock"), including the preferred share purchase rights ("Rights") attached thereto (collectively, "Shares"); (iv) contracts to purchase the Shares or other agreements or instruments requiring FPL Group to sell the Shares (collectively, "Stock Purchase Contracts"); and (v) units, each representing ownership of a Stock Purchase Contract and either Debentures or debt securities of third parties, including U.S. Treasury securities ("Stock Purchase Units"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

         Based upon the foregoing, we are of the opinion that:

         1. The Debentures and the Guarantee will be valid, legal and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor's rights and remedies generally and general principles of equity, when:

              a. a duly-authorized officer of FPL Group Capital, acting within the authority granted by resolutions of the Board of Directors of FPL Group Capital, approves and establishes the terms and provisions of the Debentures in accordance with the Indenture (For Unsecured Debt Securities) dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee; and

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              b.   the Debentures are issued and sold in accordance with their respective terms and provisions and as contemplated by the Registration
Statement.

         2. The shares of Common Stock will be validly issued, fully paid and non-assessable when:

              a. FPL Group's Board of Directors (or a senior executive officer of FPL Group pursuant to express authority conferred on such officer by the Board of Directors) shall have adopted appropriate resolutions approving and authorizing the issuance and sale of the Common Stock and any other action necessary to the consummation of the proposed issuance and sale thereof; and

              b. the Common Stock shall have been issued and sold for the consideration contemplated by such resolutions, and otherwise as contemplated by the Registration Statement.

         3. The Rights, when issued in accordance with the terms of the Rights Agreement and as contemplated by the Registration Statement, will be validly issued subject to the terms of the Rights Agreement.

         4. The Stock Purchase Contracts and Stock Purchase Units will be valid, legal and binding obligations of FPL Group, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor's rights and remedies generally and general principles of equity, when:

              a. FPL Group's Board of Directors (or a senior executive officer of FPL Group pursuant to express authority conferred on such officer by the Board of Directors) shall have adopted appropriate resolutions to establish the terms of such Stock Purchase Contracts or Stock Purchase Units, as the case may be; and

              b. such Stock Purchase Contracts or Stock Purchase Units, as the case may be, shall have been issued and delivered in accordance with the terms and provisions thereof and as contemplated by the Registration Statement.

         The opinion set forth in paragraph 3 herein is subject to the same limitations and qualifications contained in the opinion of Steel Hector & Davis LLP referred to below.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption "Legal Opinions."

         We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Florida law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Steel Hector & Davis LLP, West Palm Beach,

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Florida. As to all matters of New York law, Steel Hector & Davis LLP, is authorized to rely upon this opinion as if it were addressed to it.

                                          Very truly yours,

                                          /s/ Thelen Reid & Priest LLP

                                          THELEN REID & PRIEST LLP